Exhibit (e)

NorthStar/Townsend Institutional Real Estate Fund Inc.

DISTRIBUTION REINVESTMENT PLAN

This DISTRIBUTION REINVESTMENT PLAN ("Plan") is adopted by NorthStar/Townsend Institutional Real Estate Fund Inc., a Maryland corporation (the "Company"), with respect to distributions declared by its board of directors (the "Board") on its common stock, par value $0.001 per share (the "Shares").

1.	Distribution Reinvestment. As agent for the shareholders ("Shareholders") of the Company who elect to participate in the Plan (the "Participants"), the Company will apply all distributions declared and paid in respect of the Shares held by such Participant and designated for inclusion in the Plan (the "Distributions"), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of Shares of the same class for such Participants directly. A Participant may designate all or a portion of his or her shares for inclusion in the Plan, provided that Distributions will be reinvested only with respect to Shares under the Plan.

2.	Procedure for Participation. Any Shareholder who has received a Prospectus, as contained in the Company's registration statement filed with the Securities and Exchange Commission (the "SEC"), may elect to become a Participant by completing and executing the appropriate authorization form as may be available from the Company. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant's subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company. The Company intends to make Distributions on a monthly basis.

3.	Shares Purchased Pursuant to the Plan. The Company shall use newly-issued Shares, including fractions, to implement the Plan. There will be no selling commissions, dealer manager fees or other sales charges on Shares issued to a shareholder. The number of Shares to be issued to a Shareholder shall be determined by dividing the total dollar amount of the distribution payable to such Shareholder by a price equal to the net asset value as determined by the Board. Shares issued pursuant to the Plan will have the same voting rights as the Shares issued pursuant to the Company's public offering.

4.	Taxes. REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DISTRIBUTIONS.

5.	Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its Shares.

6.	Reports. The Company will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable. Within 90 days after the end of the Company's fiscal year, the Company shall provide each Shareholder with an individualized report on such

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Shareholder's investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distributions and amounts of Distributions paid during the prior fiscal year. In addition, the Company shall provide to each Participant an individualized monthly report at the time of each Distribution payment showing the number of Shares owned prior to the current Distribution, the amount of the current Distribution and the number of Shares owned after the current Distribution.

7.	Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering to the Company a written notice. If a Participant terminates Plan participation, the Company will ensure that the terminating Participant's account will reflect the whole number of shares in such Participant's account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, Distributions will be distributed to the Shareholder in cash.

8.	Amendment, Suspension or Termination of Plan by the Company. The Board may by majority vote (including a majority of the Independent Trustees) amend, suspend or terminate the Plan for any reason, except to eliminate a Participant's ability to withdraw from the Plan, upon ten days written notice to the Participants.

9.	Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death; or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant's account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

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